EXHIBIT 99.1

THE FOLLOWING JOINT PRESS RELEASE WAS ISSUED BY
DAINIPPON SUMITOMO PHARMA CO., LTD. AND SEPRACOR INC.
ON SEPTEMBER 3, 2009

84 Waterford Drive Marlborough, MA 01752-7010 Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

Atsuko Higuchi

Director, Public Relations

Dainippon Sumitomo Pharma Co., Ltd.

+816-6203-1407

Dainippon Sumitomo Pharma to Acquire Sepracor for U.S. $23.00 Per Share

in an All-Cash Tender Offer Valued at Approximately U.S. $2.6 Billion

— Acquisition Accelerates DSP’s Expansion in U.S. and Canada —

OSAKA, Japan and MARLBOROUGH, Mass., Sept. 3, 2009 — Dainippon Sumitomo Pharma Co., Ltd. (“DSP”, TSE: 4506) and Sepracor Inc. (“Sepracor”, Nasdaq: SEPR) today announced that they have entered into a definitive agreement pursuant to which DSP will acquire Sepracor for approximately $2.6 billion through a cash tender offer of $23.00 per share, followed by a merger to acquire all remaining outstanding Sepracor shares at the same price paid in the tender offer. The tender offer price represents a 48.0% premium to Sepracor’s average stock price over the last six month period ending on September 1 and a 27.6% premium over the closing price of Sepracor’s common stock on September 1, 2009. The transaction was unanimously approved by the Boards of Directors of both companies. Upon completion of the acquisition, Sepracor will become a wholly owned subsidiary of Dainippon Sumitomo Pharma America Holdings, Inc., a wholly owned U.S. subsidiary of DSP, and will continue its operations based in Marlborough, Massachusetts and in Canada. Sepracor will retain its name, branding and intellectual property rights and continue to operate as Sepracor.

Sepracor is a fully integrated specialty pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving large and growing markets and unmet medical needs. Sepracor’s drug development efforts, together with its corporate development and licensing activities, have yielded a portfolio of pharmaceutical products and candidates with a focus on central nervous system (CNS) and respiratory disorders. Sepracor’s currently marketed products in the U.S. include LUNESTA® (eszopiclone) for the treatment of insomnia in adults, XOPENEX® (levalbuterol HCl) Inhalation Solution and XOPENEX HFA® (levalbuterol tartrate) for the treatment of bronchospasm, BROVANA® (arformoterol tartrate) Inhalation Solution for the treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease, OMNARIS® (ciclesonide) Nasal Spray for the treatment of allergic rhinitis, and ALVESCO® (ciclesonide) HFA Inhalation Aerosol for the maintenance treatment of asthma. Sepracor’s commercial organization in the U.S. includes approximately 1,200 sales professionals that are focused on primary care physicians and specialists. Sepracor’s wholly owned subsidiary, Sepracor Pharmaceuticals, Inc., markets several additional products in Canada that are focused in the cardiovascular, CNS, pain and infectious disease therapeutic areas. Sepracor reported total revenues of approximately $1.3 billion for the fiscal year ended December 31, 2008.

The acquisition of Sepracor accelerates DSP’s vision of becoming a leading global pharmaceutical company. In particular, DSP expects that, upon completion, the Sepracor acquisition will:

•                  Provide access to a fully integrated U.S.- and Canadian-based pharmaceutical platform with an experienced and successful management team and talented employee base;

•                  Allow DSP to leverage Sepracor’s expertise to develop and commercialize lurasidone, DSP’s self-developed product candidate for the treatment of schizophrenia, which is in Phase III clinical development, as well as other pipeline products emanating from both companies;

•                  Expand the overall scale of DSP’s business by adding a portfolio of profitable, marketed products in the U.S. and Canada, allowing for more flexible and strategic investments in research and development and fueling continued corporate development and licensing activities; and

•                  Augment DSP’s existing product pipeline with promising near-term product candidates such as STEDESA™ (eslicarbazepine acetate) for the treatment of epilepsy and other potential indications, OMNARIS® HFA, a nasal aerosol formulation of ciclesonide, together with other early- and mid-stage CNS and respiratory assets.

Mr. Masayo Tada, President of DSP, noted, “Sepracor has pursued growth through development of its unique pipeline and introduction of innovative pharmaceutical products to the market, a strategy that fits perfectly with our management philosophy. We expect that Sepracor will become a ‘Center of Excellence’ for DSP in the U.S., and will make a significant contribution to DSP both as a commercialization infrastructure for our self-developed products and as a strategically important base for business development.”

Mr. Adrian Adams, President and Chief Executive Officer of Sepracor, noted, “DSP is a leading Japanese pharmaceutical company with a distinguished history and an established, strong track record of operational and financial performance based on a number of successful product launches. Both companies share a common vision, values and strategy, and the transaction should enable Sepracor to enhance its product pipeline and enjoy sustainable growth well into the future. Our well-established management team is pleased to be a part of the integration and building of this very exciting business combination, a combination that we believe is not only in the best interest of our shareholders, but also potentially delivers exciting opportunities to our talented employees now and in the future.”

Under the terms of the definitive agreement, DSP will commence a tender offer no later than September 15, 2009 to purchase all of the outstanding shares of Sepracor common stock for $23.00 per share in cash. The closing of the tender offer is subject to customary conditions, including the tender of a number of shares that constitutes at least a majority of Sepracor’s outstanding shares of common stock (on a fully diluted basis as further described in the definitive agreement) and expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement also provides that the parties effect, subject to the satisfaction or waiver of customary conditions, a merger following the completion of the tender offer, which will result in all shares of Sepracor common stock not tendered in the tender offer being converted into the right to receive the same $23.00 per share in cash paid in the tender offer. DSP will finance the acquisition using committed bank facilities and existing cash resources, but the closing of the transaction is not contingent on the receipt of financing. The companies expect the tender offer to close in the fourth quarter of 2009.

Nomura Securities Co., Ltd. and Thomas Weisel Partners LLC are serving as joint financial advisors to DSP in connection with the acquisition, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to DSP. J.P. Morgan Securities Inc. and Jefferies & Company, Inc. are serving as financial advisors to Sepracor in connection with the acquisition, and Willkie Farr & Gallagher LLP and Wilmer Cutler Pickering Hale and Dorr LLP are serving as legal counsel to Sepracor.

Conference Call Information

DSP will host an investors meeting in Japan on September 3, 2009 at 7:00 pm JST (6:00 am EDT) to discuss the transaction. The phone number for the conference call (Japanese with English interpreter) is 1-877-887-6076 from the U.S. and the participant code is 470315#.

About DSP

DSP is a multi-billion dollar, top-ten listed pharmaceutical company in Japan with a diverse portfolio of pharmaceutical, animal health and food and specialty products. DSP’s strong research and development presence in the areas of CNS, diabetes, cardiovascular disease, and inflammation/allergy, is based on the merger in 2005 between Sumitomo Pharmaceuticals Co., Ltd., and Dainippon Pharmaceutical Co., Ltd. Today, DSP has approximately 5,000 employees worldwide. Additional information about DSP is available through its corporate web site at http://www.ds-pharma.co.jp.

About Sepracor

Sepracor is a fully integrated specialty pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving large and growing markets and unmet medical needs. Sepracor’s drug development, corporate development, and licensing efforts have yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s currently marketed products in the U.S. include LUNESTA® brand eszopiclone, XOPENEX® brand levalbuterol HCl Inhalation Solution, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, BROVANA® brand arformoterol tartrate Inhalation Solution, OMNARIS® brand ciclesonide Nasal Spray and ALVESCO® brand ciclesonide HFA Inhalation Aerosol. Sepracor’s wholly owned subsidiary, Sepracor Pharmaceuticals, Inc., markets several additional products in Canada that are focused in the cardiovascular, central nervous system, pain and infectious disease therapeutic areas. Sepracor has approximately 2,100 employees worldwide. Additional information about Sepracor is available through its corporate web site at http://www.sepracor.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects”, “could,” “should” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Sepracor’s or DSP’s (as applicable) current perspective on existing trends and information. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Sepracor’s and DSP’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Sepracor stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of Sepracor’s or DSP’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Sepracor, as well as the tender offer documents to be filed by Aptiom, Inc. (“Aptiom”; a wholly owned indirect subsidiary of DSP) and the Solicitation/Recommendation Statement to be filed by

Sepracor. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on either Sepracor’s or DSP’s results of operations or financial condition. Neither Sepracor nor DSP undertakes any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

Additional Information

The tender offer for the outstanding common stock of Sepracor referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Sepracor common stock will be made pursuant to an offer to purchase and related materials that Aptiom, a wholly owned indirect subsidiary of DSP, intends to file with the U.S. Securities and Exchange Commission. At the time the tender offer is commenced, Aptiom is required to file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter Sepracor is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to all stockholders of Sepracor. In addition, all of these materials (and other materials filed by Sepracor with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its web site at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents that are filed with the U.S. Securities and Exchange Commission from Sepracor at http://www.sepracor.com.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris and Alvesco are registered trademarks of Nycomed GmbH. Stedesa is a trademark of BIAL-Portela & Ca, S.A.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

###